Exhibit 10.10

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is effective as of July 5, 2012 (the “Effective Date”), and is entered into by and between Willow Park Management LLC, a Delaware limited liability company (“Manager”) and Willow Park Leasing LLC, a Delaware limited liability company (“Tenant”). Tenant intends to lease the senior living facility known as Willow Park (the “Facility”), which is located at 2600 North Milwaukee Street, Boise, Idaho 83704, from Willow Park Owner LLC, a Delaware limited liability company (“Owner”) pursuant to the terms of that certain Master Lease and Security Agreement (the “Master Lease”) by and among Tenant and certain other parties, collectively as Tenant, and Owner and certain other parties, collectively as Landlord, and desires to retain Manager to manage and operate the Facility pursuant to the terms and conditions of this Agreement. As parties hereto, Manager and Tenant agree:

1. Appointment/Subordination to Master Lease and Facility Loan Documents: Subject to the terms and conditions of this Agreement, Tenant hereby appoints Manager as its exclusive operating, managing and leasing agent, which includes the power and authority to act in the name of and on behalf of Tenant to transact business and make and execute contracts, leases, and other writings, assurances, and instruments which may be needed to operate and manage the Facility. Manager hereby accepts such appointment, together with all the rights, powers, and authority provided by Tenant, and Manager hereby agrees that as the operator of the Facility, it shall have responsibility for the care provided at the Facility and for the compliance of the Facility with Applicable Law. Although ultimate responsibility for the day to day operations at the Facility will be and remain with Manager, Tenant shall retain its leasehold interest in, and nothing herein shall be construed to give Manager any leasehold or other interest in (other than such rights to possession or use as may be required to allow Manager to perform its obligations under this Agreement): (a) the Facility; or (b) any assets (including, without limitation, any furnishings, fixtures, trade fixtures, equipment, supplies, consumables, inventories, tangible and intangible personal property, accounts and accounts receivable, agreements with residents and other contracts or agreements relating to the Facility (excluding any National Contract (as defined in Section 2(f)), and insurance proceeds as set forth in Section 7(e)) necessary or convenient to the ownership, leasing, use, and operation of the Facility and acquired with Owner’s or Tenant’s funds or revenues of the Facility.

Notwithstanding anything to the contrary in this Agreement, (i) Manager acknowledges receipt of a copy of the Master Lease and (ii) Manager acknowledges and agrees (for itself and any successor to Manager, subject to the transfer restrictions set forth herein, in the Master Lease and the Facility Loan Documents) that this Agreement and the rights of Manager hereunder shall be subject and subordinate to the Master Lease and the rights of Owner thereunder and to any Facility Loan Documents and the rights of the Facility Lender thereunder.

2. Management and Consulting Responsibilities of Manager:

(a) Administrator/Executive Director: Manager shall recruit, evaluate, select and discharge the Facility’s administrator/executive director, who shall be responsible for the functional operation of the Facility and execution on a day-to-day basis of policies established by Manager in accordance with this Agreement.

(b) Personnel:

(i) Manager (or an Affiliate of Manager) shall be the employer of all personnel employed at the Facility from time to time and certain off-site personnel. Subject in each case to the terms and conditions of Section 2(iv) hereof, (a) all matters pertaining to the employment, supervision, compensation, promotion and discharge of employees at the Facility are the responsibility of Manager, with respect to which Manager shall exercise reasonable care, (b) Manager shall maintain staffing levels at the Facility at all times at levels which are sufficient to meet the needs of the residents and to cause the Facility to be operated in compliance with Applicable Law, (c) Manager shall have the sole power to hire, discipline and/or dismiss all personnel employed at the Facility and all staffing decisions shall be made solely by Manager, and (d) Manager shall establish all necessary and desirable personnel policies, wage structures and staff schedules for employment of personnel at the Facility.

(ii) Subject to prior notice to Tenant, Manager shall negotiate with any union lawfully entitled to represent employees and may execute in its own name, and not as agent for Tenant, collective bargaining agreements or labor contracts resulting therefrom.

(iii) Manager shall comply with all Applicable Laws having to do with worker’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employer/employee related subjects.

(iv) Notwithstanding the foregoing, if Tenant becomes dissatisfied with the performance of the administrator/executive director or health services director, Tenant shall have the right, and Manager shall provide Tenant the opportunity promptly following Tenant’s request, to discuss with representatives of Manager in charge of operating the Facility such dissatisfaction and/or to consult regarding replacement of such person or otherwise putting in place a performance action plan for such person, provided the final staffing decision shall be made by Manager.

(c) Operational Policies: Manager shall maintain and develop all operational policies, procedures and manuals as may be necessary to ensure the ongoing licensure of Manager and/or the Facility and to ensure establishment and maintenance of the standards of resident care/services appropriate for the nature of the Facility; provided, however, that Manager shall not make any material change to the type of services offered at the Facility without obtaining the prior written consent of Tenant. Manager may not add or expand any government or third party payor programs without prior written consent of Tenant.

(d) Forms: Manager shall maintain and develop all invoices and other such forms necessary and desirable for effective, efficient and professional operation of the Facility.

(e) Charges: Manager shall establish the schedules of recommended charges for services, including any and all special charges to the residents of the Facility. Manager shall periodically review and adjust any and all such charges as necessary.

(f) Utility and Service Contracts: Subject to Section 2(r), Manager will have the right, on behalf of the Facility (and in the name of, and as agent for, Tenant or Manager), to enter into or cause the execution of service contracts as required in the ordinary course of business for the operation of the Facility including, but not limited to, contracts for water, electricity, natural gas, telephone, sewer, cleaning, trash removal, pest control, cable, elevator, and boiler maintenance, and other services related to the maintenance of the Facility or to the health and safety of its occupants and such other contracts as may be necessary to carry out the obligations imposed on Manager under this Agreement including, but not limited to, its obligations under Sections 2(g) and (h). All Facility contracts (excluding (i) National

Contracts (defined below) and (ii) contracts with Affiliates of Manager), which are in effect at the expiration or termination of this Agreement and which were entered into in accordance with the terms of this Agreement and are assignable, to the extent not in the name of Tenant, shall be assigned by Manager to Tenant or its designee effective as of the date of such expiration or termination of this Agreement; provided if any contract cannot be assigned or the counterparty to any contract will not consent to an assignment where such consent is required by the terms thereof, any early termination fees shall be the responsibility of Tenant or its designee and Manager shall have no liability with respect thereto, so long as Tenant approved the termination fee prior to Manager entering into the contract. Tenant shall be deemed to have approved any contract with a termination fee of less than $2,500. Except for termination of contracts as of the expiration or termination of this Agreement as provided in this Section, Manager may not terminate any contracts that will result in termination fees to Tenant without Tenant’s prior written consent. Manager shall use good faith efforts to negotiate terms in each contract (other than National Contracts and any contract with a term of sixty (60) days or less) (x) permitting assignment to Tenant or its designee upon expiration or termination of this Agreement at no cost to Tenant or its designee and (y) to not include any termination fees. “National Contracts” shall mean any national or other contracts in the name of Manager pursuant to which the Facility, as well as any facility other than those owned or leased by Tenant or an Affiliate of Tenant, is receiving goods, services and/or other benefits.

(g) Purchasing: Manager shall purchase or arrange for the purchase of inventories, provisions, supplies, and operating equipment necessary for proper maintenance and operation of the Facility.

(h) Maintenance and Repair: Manager shall coordinate the repair and maintenance of the Facility in accordance with Applicable Law, and in a condition that is the same or better than the condition that existed as of the Effective Date (or, if later, the date of completion of any capital improvement to the Facility in accordance with the terms hereof), ordinary wear and tear and casualty excepted, including but not limited to cleaning, painting, decorating, plumbing, electrical, HVAC, appliances, carpentry and ground care.

(i) Information and Other Requirements:

(i) Quality Control: Manager shall deliver to Tenant reports and data, in form reasonably acceptable to Tenant, analyzing the quality of services provided at the Facility on at least a quarterly basis.

(ii) Marketing and Overall Business Plan: Manager shall develop and implement the overall business and marketing plans for the Facility, the parties agreeing that the marketing plan shall be subject to the approval of Tenant as part of each Proposed Annual Budget (as hereinafter defined).

(iii) Tenant and Manager Representative Communications: Each party shall select a representative from time to time, and as notified to the other party in writing, for purposes of communications between Tenant and Manager with respect to the operation of the Facility, the Proposed Annual Budget and the Annual Budget and other matters necessitating communication pursuant to the terms of this Agreement. Each of Tenant and Manager agrees to cause its designated representative to use good faith efforts to respond in a timely manner to requests by the other party’s designated representative for information or approvals contemplated by this Agreement.

(iv) In-Person Meeting with Tenant: Upon not less than ten (10) business days’ prior written request by Tenant, Manager shall cause certain managers or other key employees of the Facility, as may be reasonably requested by Tenant, to meet at the Facility or participate in phone conversations with representatives of Tenant to discuss matters concerning the Facility (including, without limitation, the reports provided pursuant to Section 2(l)).

(j) Equipment and Improvements:

(i) Manager shall advise Tenant as to equipment at and improvements to the Facility which are needed to maintain licenses, comply with Applicable Laws and/or which are necessary to replace obsolete or run-down equipment. Tenant shall review and act upon Manager’s recommendations as soon as practicable. Manager shall not be liable for any cost or liability which Manager or Tenant may incur in the event Tenant disregards Manager’s recommendations (including, without limitation, any cost or liability arising from any failure to comply with this Agreement, and Manager shall not be deemed to be in default hereunder as a result thereof) to the extent any such cost or liability incurred arises or results, directly or indirectly, from the failure of Tenant to follow or to act upon such recommendations. Manager shall maintain the equipment and improvements in the same or better condition as existed as of the Effective Date (or, if applicable, as of such later date of completion of a capital improvement or equipment purchase with respect to such improvement or equipment), ordinary wear and tear and casualty excepted, and Manager shall cause all repairs, replacements and maintenance to be performed for such purpose; provided, however, that the same shall at all times be undertaken in a workmanlike and lien free manner. Subject to the terms of Section 2(j)(ii) below, in performing the foregoing repairs, replacements and improvements, Manager shall use the Facility’s on-site maintenance personnel, as and where possible, and shall contract with qualified third parties to provide the necessary services, and shall undertake the same or cause the same to be undertaken in a workman-like and lien-free manner.

(ii) Tenant, in its sole discretion, may elect to make any repairs or capital improvements at the Facility that are unbudgeted, provided the cost for such additional repairs or capital improvements are paid by the Tenant outside of the Annual Budget (or pursuant to a modification of the Annual Budget) (each, a “Tenant Project”). With respect to any Tenant Project, except with respect to an emergency (in which case prior notice shall be provided to Manager to the extent practicable), Tenant shall provide not less than thirty (30) days written notice of the proposed repair or capital improvement project and coordinate with Manager to minimize disruption to operations at the Facility. If any repair or capital improvement project undertaken pursuant to the terms of this Section 2(j)(ii) results in one (1) or more Disrupted Units, (x) with respect to any month in which all or a portion of a Disruption Period occurs, the Fee paid to Manager shall not be less than the average Fee paid for the most recent three (3) month period during which there existed no Disrupted Unit, and (y) with respect to any calendar quarter, the terms of Section 9(a)(vi) hereof shall not apply and Tenant shall have no termination right thereunder, if any portion of a Disruption Period occurs during such calendar quarter. Manager shall cause any repair or capital improvement contemplated by this Section 2(j)(ii) to be completed pursuant to Section 2(h); provided, however, if any such repair or capital improvement project is estimated to cost $50,000 or more, at Tenant’s sole election, Tenant shall have the right to manage and control the project including, but not limited to, selecting and managing the contractors. If Tenant makes such election to manage and control any project (such project, a

“Tenant Controlled Project”), Manager shall have no liability or obligation hereunder or otherwise with respect to any Tenant Controlled Project, the personnel and/or contractors selected by Tenant or their performance (or failure to perform), the quality of their work and/or any claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses that arise from any Tenant Controlled Project, and Tenant shall be solely responsible for any Tenant Controlled Project and indemnify and hold harmless Manager for any liability arising out of any such Tenant Controlled Project. For the purposes of this Section 2(j)(ii), “Disrupted Unit” shall mean any residential unit or commercial space at the Facility that is unavailable for occupancy due to any repair or capital improvement project undertaken pursuant to the terms of Section 2(j)(ii); and “Disruption Period” shall mean that period commencing on the date any unit or space becomes a Disrupted Unit and ending on the date that is ninety (90) days following the date the work on the Disrupted Unit is completed and such unit is ready for occupancy.

(k) Bookkeeping and Accounting: Manager shall keep, prepare and maintain books and records in the ordinary course using a consistent method from period to period reflecting the operational and financial affairs of the Facility. All financial reports shall be prepared in accordance with GAAP. Manager will prepare or cause to be prepared, and file or cause to be filed, all property-level tax returns of the Facility, including sales and use tax returns, personal property tax returns and business, professional and occupational license tax returns. Subject to the provisions of this Agreement, Manager shall use commercially reasonable efforts to cause the Facility to be operated in a manner to assure that Tenant and the Facility receive all benefits of applicable tax exemptions or credits available thereto from any Governmental Authority. Manager shall provide Tenant data in Manager’s possession, or otherwise available to Manager, relating to the Facility which Tenant may need for the preparation of federal and state tax returns. Manager shall provide such information promptly upon request by Tenant and in a timely manner so that Tenant shall have sufficient time to prepare and file any necessary tax returns. Manager shall not be responsible for the preparation of any of Tenant’s tax returns.

(l) Reports: Manager shall deliver or cause to be delivered to Tenant the following financial statements and reports with respect to its operations at the Facility:

(i) annual unaudited financial statements (balance sheet, cash flow statement, income statement, and book and tax depreciation schedules), certified to be true, accurate and complete in all material respects, within thirty (30) days of the end of each calendar year (the “Annual Financial Statement”);

(ii) each of the monthly reports set forth on Schedule 2(l) attached hereto (collectively, the “Monthly Reports”). The Monthly Reports shall be provided to Tenant in electronic Excel spreadsheet format within thirty (30) days after each such calendar month end and shall be certified by Manager to be true, accurate and complete in all material respects;

(iii) at Tenant’s request, financial statements (balance sheet, cash flow statement and income statement) audited by an independent certified public accounting firm reasonably selected by Tenant. In addition, upon Tenant’s request, Manager will deliver with the audited financial statements its forecasts or other analysis for the then current fiscal year; and

(i) any other reports or statements reasonably requested by Tenant.

All costs and expenses incurred in connection with the preparation of any statements, schedules, computations and other reports required under clauses (i) and (ii) above shall be at Manager’s expense. All costs of audited financial statements pursuant to clause (iii) above shall be at Tenant’s expense.

Manager shall have no liability for errors in the financial statements prepared during the Term of this Agreement which arise from errors in starting accounting balances created from the financial statements of the prior operator of the Facility. Manager acknowledges that the financial reports and other information provided by Manager under this Agreement may be included in Tenant or its Affiliates’ public disclosure documentation in order for Tenant or its Affiliates to comply with any law applicable to a reporting company under the Securities Exchange Act of 1934 and any REIT reporting and certification obligations.

(m) Budgets: The Annual Budget for calendar year 2012 shall be the budget attached hereto as Schedule 2(m) (the “Initial Budget”). Each of Tenant and Manager agrees and acknowledges that it has had a reasonable opportunity to review, and have approved, the Initial Budget. With respect to each subsequent calendar year during the Term, Manager shall prepare and shall submit to Tenant, for Tenant’s review and approval, an annual budget for the Facility setting forth the estimated receipts and expenditures (capital, operating and other) for the Facility on a monthly and an annual basis, which proposed annual budget (“Proposed Annual Budget”) shall be comparable in form to the Initial Budget. “Annual Budget” refers to the then operable annual budget, which is either agreed upon by the parties or determined in accordance with Section 2(m)(iv) and Section 2(m)(v) below, subject to the terms of this Agreement. Manager shall use good faith efforts to submit to Tenant for approval the Proposed Annual Budget for the succeeding calendar year by November 30 of each year. Once the Proposed Annual Budget has been submitted to Tenant the following provisions shall apply with respect to the review and approval thereof:

(i)	If Tenant disagrees with any portion of the Proposed Annual Budget, Tenant will notify Manager in writing of the same on or prior to the later of (x) thirty (30) days after delivery to Tenant of the Proposed Annual Budget and (y) December 31 of the year prior to the year covered by the Proposed Annual Budget (the “Budget Response Deadline”). If Tenant does not reject the Proposed Annual Budget for a given year on or prior to the Budget Response Deadline, then Tenant shall be deemed to have approved the entire Proposed Annual Budget.

(ii)	If Tenant rejects in writing any Proposed Annual Budget for any calendar year on or prior to the Budget Response Deadline, Tenant and Manager shall use good faith efforts to resolve any disagreement with respect to the Proposed Annual Budget prior to the date that is the later of (x) ninety (90) days after the date of delivery to Tenant of the Proposed Annual Budget for such calendar year and (y) the March 31 immediately following delivery to Tenant of such Proposed Annual Budget (the “Budget Finalization Period”).

(iii)

Manager shall implement the Annual Budget and shall use its reasonable efforts not to incur expenses with respect to the Facility for any year in excess of the amounts contemplated by the Annual Budget for such year without Tenant’s prior written consent. Notwithstanding the foregoing, Manager shall not be deemed to be in default of its obligations under this Section 2(m) or this Agreement in the event: (x) Manager incurs any expenditure required to cause the Facility to continuously operate in accordance with Applicable Laws, (y) Manager incurs any expenditures, in the aggregate, on a quarterly basis with respect to any department (such departments as reflected in the Annual Budget attached hereto as Schedule 2(m)) that do not exceed the applicable budgetary limit allocated, in the aggregate, on a quarterly basis for such department by more than $10,000 and/or (z) Manager incurs any expenditures required to protect the Facility and/or the health and safety of the Facility occupants, provided Manager shall seek the prior approval of the Tenant therefore unless the same occurs on an emergency basis and providing prior notice thereof is not practicable (the foregoing, together with any other expenditures approved by Tenant and any expenditures contemplated by any Annual Budget, “Permitted Expenditures”). Any other expenditures, including capital expenditures for repairs, replacements or improvements, not contemplated by the Annual Budget and/or that exceed such budgetary limits shall be subject to the prior written approval of Tenant; provided, however, Tenant shall not be deemed to have unreasonably withheld its approval if (aa) Tenant lacks the financial resources to cover the cost of such expenditure or (bb) the cost of any expenditure will exceed $15,000 individually or in the aggregate with other unbudgeted expenditures in the same calendar year.

(iv)	In the event an Annual Budget has not been agreed upon on or prior to the beginning of a given calendar year, the Annual Budget for the prior calendar year shall serve as the applicable operating budget until the earlier of (x) the date Tenant and Manager mutually agree upon the Annual Budget for such calendar year and (y) the expiration of the Budget Finalization Period; provided that (1) each line item in such operating budget shall be an amount equal to 103% of the corresponding line item amount reflected in the prior calendar year’s Annual Budget, (2) such operating budget shall be further increased to reflect (A) all revenue increases and variable cost increases resulting from any increase in the rate of occupancy at the Facility over the rate of occupancy contemplated in the prior year’s Annual Budget and (B) increased costs relating to utility expenses, fuel, general real estate taxes, insurance premiums and other items not within the control of the Manager and (3) any amounts included in the Annual Budget for the prior calendar year for specific capital improvements shall be disregarded only if such improvements have been completed and paid in full.

(v)	To the extent that Manager and Tenant cannot resolve any disputed matters with respect to any Proposed Annual Budget on or prior to the expiration of the Budget Finalization Period, then Tenant shall make a final determination regarding such disputed matters and the Annual Budget for such calendar year shall reflect such final decisions.

(n) Occupancy Agreements: (i) Manager shall, on behalf of and solely as agent for Tenant (and not in its own capacity), enter into agreements with the residents of the Facility (the “Resident Agreements”) and other agreements, if any, for the use or occupancy of space in the Facility (whether by residents, licensees, concessionaires, permissive use arrangement, subtenants, or otherwise) (such other agreements, together with the Resident Agreements, the “Occupancy Agreements”) and perform, as and when required thereunder, the duties and responsibilities imposed on Tenant under the terms thereof. Manager shall use commercially reasonable efforts to ensure that all Occupancy Agreements entered into after the Effective Date, taken together in the aggregate, contain economic terms which are consistent with the then applicable Annual Budget as contemplated by Section 2(m). As of the Effective Date, Manager shall use the forms of Occupancy Agreement currently in use at the Facility. From time to time Manager may modify the forms of Occupancy Agreement provided such modification shall be in accordance with Applicable Law, subject to the prior written consent of Tenant.

(ii) Without limiting any consent or approval requirements otherwise provided for in this Agreement, for so long as the Facility is directly or indirectly owned by a REIT and leased to Tenant as part of an ownership structure that is subject to REIT tax requirements, Manager agrees that Manager shall not enter into any Occupancy Agreement for the Facility (or any part of it), except Resident Agreements of a form approved by Tenant, without first giving Tenant a copy of such document for Tenant’s approval. Tenant may withhold such approval if: (a) such lease, sublease, or occupancy agreement violates this Agreement; (b) such lease, sublease or occupancy agreement (1) could provide for a rental to be paid by the occupant thereunder based (or considered to be based), in whole or in part, on the net income or profits derived by the business activities of the occupant, or any other formula such that any portion of the rent payable under the Occupancy Agreement could fail to qualify as “rents from real property” within the meaning of Code Section 856(d) or (2) otherwise could jeopardize such REIT’s qualification as such for federal income tax purposes.

(o) Legal Proceedings: Manager shall, through legal counsel reasonably approved in advance in writing by Tenant, coordinate all legal matters and proceedings relating to the Facility with Tenant’s counsel, provided Tenant shall have the exclusive right to approve (i) for so long as Tenant holds in its own name the licenses and certifications with respect to the Facility, all settlements of administrative proceedings and litigation related to the licensure or certification of the Facility, (ii) the initiation by Manager of any claim or lawsuit involving an amount equal to or greater than $25,000 or (iii) the settlement of any contract claim (other than any claim enforcing the obligations of any resident under any Resident Agreement) made by Manager or against Tenant or the Facility with respect to any matter relating to the Facility involving an amount equal to or greater than $25,000 or (iv) the settlement of any other (i.e. non contract) claim relating to the Facility of any other nature regardless of the amount in dispute. Notwithstanding the foregoing, (x) any legal matter or proceeding naming or involving the Manager which could not reasonably be expected to result in any judgment or lien against, or citation of, the Facility or the Tenant or any cost to Tenant directly or pursuant to Tenant’s indemnity obligation hereunder (whether pursuant to a settlement or otherwise), may, at Manager’s sole option, be controlled solely by Manager and counsel appointed by Manager in its sole discretion and at Manager’s sole cost, and (y) Tenant agrees that Manager shall have the right to reasonably approve any legal counsel with respect to any legal matter or proceeding contemplated herein that names or otherwise involves Manager and all strategies, decisions and/or settlements with respect to any such matter or proceeding shall be subject to the prior consent of Manager, which consent may be granted or withheld in Manager’s sole discretion. Nothing herein shall alter the indemnity obligation of Manager under Section 5 hereof.

(p) Health Care Licenses: Manager shall hold in its own name all licenses and certifications required by Applicable Law for the operation of the Facility. Manager shall use commercially reasonable efforts to obtain all licenses and certifications, including, but not limited to, Medicaid, if applicable, required by Applicable Law for the operation of the Facility and, once obtained, shall use commercially reasonable efforts to maintain the same in full force and effect during the Term of this Agreement. Upon request by Tenant, Manager shall advise Tenant of the terms and status of any such license or certification and provide reasonable evidence that the same is in full force and effect. To the extent permitted by Applicable Law, Tenant shall have the right to approve any plan of correction developed by Manager with respect to any survey which threatens revocation of the licensure or certification (including Medicaid, if applicable) of, or a ban on admissions at or the imposition of civil or criminal penalties against, Manager or the Facility and to approve the election by Manager to contest the application of any law to the operation of the Facility. Notwithstanding anything to the contrary contained herein, Tenant shall (and shall cause Owner to) obtain and maintain in full force and effect during the Term any and all licenses and certifications required to be maintained in the name of Tenant

(or Owner, as applicable), in addition to and not in lieu of the licenses and certifications maintained by Manager pursuant to the terms of this Agreement, that may be required from time to time by Applicable Law for the operation of the Facility.

(q) Standard of Performance: Manager shall manage the Facility at all times (i) in compliance with Applicable Laws, (ii) in accordance with the terms of this Agreement; (iii) in accordance with the terms of the Master Lease; and (iv) in accordance with the Facility Loan Documents.

(r) Limitations: Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, without the prior written consent of Tenant, Manager may not (i) enter into any contract on behalf of the Facility unless the same has a term of less than sixty (60) days or can be terminated upon sixty (60) days notice or less without the payment of any termination fee in excess of $2,500, (ii) enter into or renew (or increase the payments with respect to) any contract on behalf of the Facility involving annual payments by Tenant (including if the contract could reasonably be expected to result in annual payments to Tenant) of more than $15,000, even if the amount contemplated by such contract is set forth in the then applicable Annual Budget or (iii) enter into on behalf of the Facility any contract with any Affiliate of Manager.

(s) Status; Authority; Binding Effect: Manager represents and warrants that, as of the date hereof, (i) Manager is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed, qualified to conduct business in the State in which the Facility is located, and has all requisite power and authority to manage the Facility and any other managed property, to carry on its business as it is now being conducted, to enter into this Agreement and to observe and perform its terms; (ii) the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary limited liability company action of Manager; and (iii) assuming this Agreement is enforceable against Tenant, this Agreement shall constitute the legal, valid, and binding obligation of Manager, enforceable against Manager in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).

(u) Notice of Events. Manager will, promptly after obtaining written notice or actual knowledge thereof, provide Tenant notice of (i) the occurrence of any material injury to any person at the Facility or any condition that could reasonably be expected to result in material injury to any person at the Facility, (ii) the occurrence of any material damage to the Facility or any condition that could reasonably be expected to result in material damage to the Facility, (iii) a material threat of litigation with respect to the Facility, (iv) an investigation by a Governmental Authority of an incident at the Facility or (v) any lapse in insurance coverage required to be maintained pursuant to the terms of this Agreement. Tenant has the right to require that notice of any such material threat of litigation be given to any insurance provider. Within forty-eight (48) hours of receipt by Manager of any material written notice from any Governmental Authority including, without limitation, any notice of violation or other material correspondence, surveys, complaint investigation report, licensing renewals or plan of correction, Manager shall provide Tenant with a copy of such notice by fax, overnight mail, email or other comparable means of expedited transmission. Within forty-eight (48) hours of receipt by Tenant of any material written notice from any Governmental Authority including, without limitation, any notice of violation or other material correspondence, surveys, complaint investigation report, licensing renewals or plan of correction, Tenant shall provide Manager with a copy of such notice by fax, overnight mail, email or other comparable means of expedited transmission.

(v) Manager’s Obligations Generally. Notwithstanding anything to the contrary contained in this Agreement, (i) Manager shall not be in default hereunder for failure to perform any agreement or obligation required hereunder or otherwise for failure to comply with the terms of this Agreement (including, without limitation, Manager’s obligation to cause the Facility to comply with Applicable Law) if (A) after Manager’s use of commercially reasonably efforts, Manager is unable to perform in accordance with the terms of this Agreement because the Annual Budget is not sufficient, provided Manager has provided written notice to Tenant identifying the insufficiency of the applicable line item (the parties agreeing that delivery of the Proposed Annual Budget alone does not satisfy the foregoing notice requirement), and Tenant elects not to adjust the Annual Budget as necessary or (B) Tenant fails to fund any amount required to be funded to the Operating Account (including funds required to pay Permitted Expenditures) in accordance with the terms of this Agreement to operate the Facility as set forth herein; and (ii) Manager shall not be in default hereunder if the condition giving rise to such default existed on or prior to the Effective Date, provided that Manager shall use commercially reasonably efforts to rectify such condition upon receipt of actual notice by any corporate employee or the executive director (as opposed to any Facility Employee or any other on-site employee) of the existence of such condition, and shall diligently pursue the cure of such condition in good faith.

3. Operating Responsibilities and Operating Account:

(a) Operating Costs: Except as otherwise specifically provided to the contrary in this Agreement with respect to certain costs for which Manager is expressly responsible in consideration for the payment of the Fee or for which Manager may be held responsible under the default and/or indemnification provisions of this Agreement, all on-site operating costs, wages, salaries, expenses, fees, obligations and liabilities incident to or arising out of the ownership, leasing or operation of the Facility (including, without limitation, if direct payment by Manager is permitted by Facility Lender, debt service (and all fees, penalties and costs related thereto) and the funding of reserves and/or escrows required by any Facility Loan Documents, as applicable), whether or not specified in this Agreement, and otherwise incurred by Manager in accordance with the terms of this Agreement including, without limitation, reasonable travel expenses of Manager related to the performance of its duties and obligations hereunder, not to exceed Nine Thousand Dollars ($9,000.00) annually, and all Permitted Expenditures (collectively, the “Facility Expenses”), shall be the responsibility of Tenant or Owner, as applicable, and shall be paid by Manager as and when due from the funds in the Operating Account as contemplated by Section 3(b). Notwithstanding the foregoing, in the event the funds available in the Operating Account are insufficient to pay payroll (to the extent Permitted Expenditures) or to pay amounts due under National Contracts when owed (to the extent Permitted Expenditures) or to pay expenditures required to cause compliance with Applicable Law or to pay expenditures required to protect the Facility and/or the health and safety of the Facility occupants, Manager shall have the right, but not the obligation, to pay such expenses from its own funds and to seek reimbursement therefor from Tenant or from funds in the Operating Account. Facility Expenses shall also include a pro rata portion of any expenses incurred by Manager for the benefit of the Facility which also benefit one or more other facilities operated by Manager or an Affiliate of Manager, provided the methodology used to allocate expenses to the Facility is reasonable and provided to Tenant. Notwithstanding the foregoing, Manager is specifically responsible for all expenses relating to all corporate offsite personnel and other offsite overhead expenses of Manager and its Affiliates (excluding pursuant to any contract with any Affiliate, which contract is approved by Tenant).

(b) Operating Account: Manager shall establish and maintain two bank accounts in the name, and for the benefit, of Tenant with regard to the operation of the Facility: one account an operating account (the “Operating Account”) and the other a security deposit account (the “Security Deposit Account” and together with the Operating Account, the “Accounts”). On or prior to the Effective

Date, Tenant shall deposit $568,000 (the “Minimum Balance”) in the Operating Account. With respect to the Accounts, during the Term and subject to the Facility Loan Documents, Manager shall have sole control of the Accounts and shall be authorized to deposit funds, check balances, withdraw funds, execute checks, and make disbursements. Pursuant to written authorization which shall be given by Manager to the Bank, Tenant shall have the right to deposit funds and the right to view-only on-line access to account information (the parties agreeing that Tenant shall have no right to withdraw funds, execute checks and/or make or direct any other disbursements whatsoever from the Accounts or to close the Accounts). Such Accounts shall be established with a bank(s) designated by Tenant (the “Bank”) from time to time. All funds received from or in the operation of the Facility (other than security deposits, which shall be deposited in the Security Deposit Account) shall be deposited in the Operating Account and, subject to Tenant fulfilling its obligations hereunder with respect to funding any Cash Flow Shortfall (as defined below), Manager shall pay when due the payroll obligations for the Facility Employees, taxes and insurance premiums (except to the extent paid from an escrow account pursuant to the Facility Loan Documents), accounts payable incurred in the operation of the Facility, if direct payment by Manager is permitted by Facility Lender, debt service (and all fees, penalties and costs related thereto) and the amounts needed for Owner to fund reserves and/or escrows required by any Facility Loan Documents, as applicable, and all other Facility Expenses. In the event Manager fails to pay when due any amounts due in connection with operation of the Facility for which sufficient funds were available in the Operating Account, Manager shall be responsible for any fees or penalties resulting from such delinquent payment and shall indemnify Tenant with respect any Claims (as defined in Section 5) related thereto. Notwithstanding anything to the contrary contained herein, in the event that operating cash flows of the Facility are, at any time, insufficient to cause the Operating Account to have a balance at least equal to the greater of (x) the amount necessary to pay Facility Expenses from time to time or (y) the Minimum Balance (such amount required to be maintained, the “Required Balance”, and such insufficiency, a “Cash Flow Shortfall”), then Tenant shall, within fifteen (15) days after receipt of a request of Manager (such period, the “Funding Cure Period”), deposit in the Operating Account funds sufficient to cover such Cash Flow Shortfall. Promptly following delivery by Manager to Tenant of the Monthly Reports for any month during the Term, Manager shall disburse to Tenant any surplus funds from the Operating Account (the parties agreeing that “surplus funds” is the amount, if any, of cash in the Operating Account as of the last day of the month for which the Monthly Reports were delivered minus the Required Balance. The Security Deposit Account shall be used exclusively for depositing resident security deposit funds. Manager shall not deposit funds related to the Facility in any account other than the Accounts, nor shall Manager co-mingle funds belonging to Manager in the Accounts.

(c) Authority and Responsibility: Subject to the terms of this Agreement, Manager shall (i) prepare the payroll and prepare and file all payroll tax returns and reports, (ii) prepare and sign checks, (iii) pay all accounts payable as they become due, and (iv) prepare and file such cost reports as required to establish reimbursement rates and/or receive payment under all federal or state third party reimbursement programs. It is specifically agreed that Manager has sole responsibility, power and authority for the preparation, filing and payment of all payrolls and payroll taxes of every nature with respect to the Facility Employees.

(d) Collection of Accounts: Manager shall issue bills and collect accounts and monies owed for goods and services performed and furnished at the Facility during the Term, including, but not limited to, enforcing the rights of Tenant, Manager and/or the Facility as creditor under any contract or in connection with the rendering of any services; provided, however, regardless of any standard of performance set forth in this Agreement, Tenant acknowledges and agrees that there can be no assurances that Manager will be able to collect any or all of such accounts receivable.

4. Books and Records: Manager shall maintain records, books and accounts with respect to the management and operation of the Facility and shall retain those records during the Term and, to the extent a subsequent operator of the Facility elects not to take possession of the same upon termination of the Term, for a period of three (3) years thereafter. Upon the expiration of the Term or termination of this Agreement, Manager will provide all files, books, records and checks to Tenant in an electronic or other format reasonably requested by Tenant. Manager shall maintain all required records pertaining to the care of individual residents in accordance with Applicable Law, including maintaining the privacy of such records of care provided to the individual residents under the Privacy and Security rules in the Federal Health Insurance Portability and Accountability Act of 1996 (collectively, the “Patient Confidentiality Laws”).

Subject to the requirements of the Patient Confidentiality Laws, during the Term, Tenant and its agents, representatives, employees and auditors may, at such reasonable times as Tenant may request, inspect, audit and copy (i) the books and records of the Facility that are reasonably requested by such auditor and of the type that would customarily be required for the purpose of the performance of a standard audit for an Tenant of senior living facilities and (ii) any other books, records or materials pertaining exclusively to the Facility. If an audit by Tenant discloses any sum due Tenant by Manager or any overpayment to Manager, Manager will promptly reimburse Tenant for any amounts due. If the audit discloses any sum due to Manager by Tenant, Tenant shall promptly reimburse Manager for any amounts due. If the audit discloses any sum due Tenant or any overpayment to Manager of more than five percent (5%) of the aggregate amounts to which Tenant is entitled hereunder, Manager will be solely responsible for the reasonable cost of the audit. Otherwise, the audit will be at Tenant’s sole expense.

5. Indemnification:

(a) In addition to any indemnity obligations set forth elsewhere in this Agreement, Manager shall reimburse, indemnify, defend and hold harmless Tenant and its Affiliates, and their respective direct and indirect owners, directors, officers, employees, agents and advisors for, from and against any and all Claims (as defined below) sustained or incurred by or asserted against any one or more of them caused by (i) the gross negligence, willful misconduct, fraud or illegal acts by Manager or its agents or employees as a result of, or in connection with, Manager’s performance of duties hereunder and (ii) any breach by Manager of any provision of this Agreement; provided that Manager shall have no indemnification obligation hereunder with respect to Claims arising from the acts and omissions of employees at the Facility (as compared to the corporate employees) (“Facility Employees”); provided, however, nothing herein shall be construed as limiting any indemnification obligation which Manager may have with respect to Manager’s gross negligence, willful misconduct, fraud or illegal acts in connection with the hiring, firing or supervision of the Facility Employees.

(b) In addition to indemnity obligations set forth elsewhere in this Agreement, Tenant shall reimburse, indemnify, defend and hold harmless Manager and its Affiliates and their respective direct and indirect owners, directors, officers, employees, agents and advisors for, from and against any and all Claims sustained or incurred by or asserted against any one or more of them (including, without limitation, any losses, costs and/or expenses result from loss of license) caused by (i) the gross negligence, willful misconduct, fraud or illegal acts of Tenant or its agents (other than Manager) or employees, (ii) Manager’s performance of its duties and obligations within the scope of its authority pursuant to the terms of this Agreement, and/or (iii) any breach by Tenant of any provision of this Agreement including, without limitation, any failure of Tenant to timely fund to the Operating Account amounts necessary to pay, or to reimburse Manager for, Permitted Expenditures.

(c) As used in this Agreement, “Claims” means any claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorneys’ fees and court costs. Notwithstanding the foregoing, none of the indemnified parties hereunder shall be entitled to collect any amounts pursuant to this Section 5 if such party has been fully compensated with proceeds made available from insurance carried or required to be carried pursuant to this Agreement, provided no party shall be required to seek reimbursement pursuant to any insurance policy prior to exercising its rights and remedies pursuant to the terms of this Agreement. The terms of this Section 5 shall survive the expiration or termination of this Agreement.

(d) The parties hereto agree and acknowledge that the indemnification rights and obligations herein do not, and will not, diminish any other rights and remedies available hereunder in the event of a default by any party hereunder.

6. Insurance: Manager shall at all times during the Term maintain the insurance listed on Schedule 6 (the “Required Insurance”). For the property insurance, auto, and the professional liability insurance (but not the professional liability insurance required as a Manager Paid Insurance), Tenant shall be listed as the named insured and if applicable and customary, Manager shall be listed as additional named insured or additional insured. For the D&O, EPLI, professional liability and crime/fiduciary insurance identified on Schedule 6 (the “Manager Paid Insurance”), Manager shall be listed as the named insured and, if applicable and customary, Tenant shall be listed as additional insured. With respect to all other Required Insurance, Manager shall be listed as the named insured and Tenant shall be listed as additional named insured or additional insured, as applicable. Notwithstanding the foregoing, Manager shall comply with any and all Facility Lender requirements for insurance, provided such requirements are customary and available in the industry using commercially reasonable efforts and provided Manager has received reasonable prior notice and adequate time to obtain the same. No later than the Effective Date, and from time to time thereafter promptly following any reasonable request therefor, Manager shall provide to Tenant a certificate of insurance confirming its compliance with the terms of this Section 6. The cost of the Required Insurance (including any applicable deductibles or retention amounts, but excluding the Manager Paid Insurance), shall be Tenant’s expense and paid by Manager to the extent funds are available in the Operating Account. The cost of the Manager Paid Insurance, including any applicable deductibles or retention amounts should losses occur, shall be at Manager’s expense.

7. Payment:

(a) Calculation of Fee: As consideration for the services rendered by Manager in accordance with this Agreement, Tenant shall pay to Manager during the Term a monthly fee equal to (i) six percent (6.0%) of the monthly Effective Gross Income (as defined below) of the Facility for the period commencing on the Effective Date and ending on the second (2nd) anniversary of the Effective Date, and (ii) seven percent (7.0%) of the monthly Effective Gross Income of the Facility thereafter (the “Fee”). Payment of the Fee shall be due on the fifth (5th) business day of the immediately succeeding calendar month. The Fee shall be payable by deduction from the Operating Account.

(b) Effective Gross Income: “Effective Gross Income” means all revenues during such period from the operation of the Facility, from whatever source, determined in accordance with GAAP (including without limitation, income from residents, space rentals, service fee income and beverage income, income from vending machines, assisted living income, guest fees, and any other income generated from the operation of the Facility, but excluding, insurance proceeds (except for business interruption insurance proceeds), condemnation awards, security deposits (unless forfeited) and loan proceeds and advances, and interest on investments).

(c) Pro-Rata Fee Payment: If the services of Manager commence or terminate other than on the first (1st) day of the month, the Fee shall be pro-rated proportionate to the number of days in the month for which services are actually rendered.

(d) Source of Payment: Any Fee due to Manager hereunder may be disbursed by Manager to itself out of the Operating Account. To the extent the Operating Account has insufficient funds to cover any Fee owed to Manager hereunder, or to reimburse Manager for any Facility Expenses paid from its own funds as contemplated by Section 3(a), then Tenant shall be obligated to pay any such amounts to Manager upon demand.

(e) Casualty: If the Facility is damaged as the result of a casualty covered by business interruption insurance and such damage results in temporary or permanent closure of the Facility, thereby interrupting the Effective Gross Income upon which Manager’s payment of the Fee is based, Tenant shall pay to Manager for the period of such interruption covered by business interruption insurance or for the first twelve (12) months thereof, whichever time period is shorter, monthly amounts equal to 50% of the average monthly Fee earned by Manager pursuant to this Section 7 for the twelve (12) months immediately preceding the interruption. Tenant hereby directs Manager to maintain business interruption insurance during the Term and any cost incurred in connection therewith shall be funded into the Operating Account, as necessary, by Tenant.

8. Term: The Term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the provisions hereof, shall expire on the tenth (10th) anniversary of the Effective Date (the “Initial Term”), provided the Initial Term shall be extended continuously and automatically for one (1) year periods (each, an “Extended Period” and together with the Initial Term, the “Term”) unless either Tenant or Manager delivers to the other a written notice of termination of this Agreement not less than ninety (90) days prior to commencement of the next Extended Period.

9. Remedies/Termination: Any party shall be deemed to be in “Default” hereunder if such party breaches, in any material respect, this Agreement and fails to cure the same within thirty (30) days of written notice from the non-breaching party of the breach, provided if such breach cannot be cured with the use of reasonable and diligent efforts within such 30-day period, such breaching party shall have an additional thirty (30) days to cure so long as such party continuously and diligently pursues such cure. In the event of any Default hereunder, the other party shall have any and all rights and remedies available at law and in equity, which rights and remedies shall survive the expiration and/or termination of this Agreement, provided that, subject to Section 9(c), each party’s right to terminate this Agreement shall be limited to the provisions of this Section 9 and Section 13. This Agreement may be terminated by mutual agreement of Manager and Tenant, or otherwise upon the written notice of the party terminating this Agreement to the other party, after the occurrence of any of the events described in Section 9(a) or Section 9(b), as applicable.

(a) Termination by Tenant:

(i) Breach: Tenant may terminate this Agreement if Manager breaches, in any material respect, this Agreement (except with respect to any event or condition set forth in subsection (iii) below) and fails to cure the same (x) with respect to any breach that would result in a default under the Master Lease or any Facility Loan Document, at least five (5) days prior to the expiration of any notice and cure period provided in the Master Lease or Facility Loan Document, as applicable, and (y) with respect to any other breach, within thirty (30) days of written notice from Tenant of such breach, provided if such breach contemplated by this subsection (y) cannot be cured with the use of reasonable and diligent efforts within such 30-day period, Manager shall have an additional thirty (30) days to cure so long as Manager continuously and diligently pursues the same. Tenant shall be deemed to have waived the right to terminate if the termination notice is not received by Manager within ninety (90) days after its receipt of the notice of breach and no notice of termination shall be effective if the breach was previously cured.

(ii) Bankruptcy or Dissolution and Certain Other Events: Tenant may terminate this Agreement upon the occurrence of any Bankruptcy/Dissolution Event with respect to Manager. For purposes of this clause (ii), a “Bankruptcy/Dissolution Event with respect to Manager” shall mean the commencement or occurrence of any of the following: Manager shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of Manager’s assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors, or take advantage of any insolvency law, or if any order, judgment, or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager as bankrupt or insolvent or approving a petition seeking reorganization of Manager, or appointing a receiver, trustee, or liquidator with respect to all or a substantial part of Manager’s assets, and such order, judgment, or decree shall continue for any period of ninety (90) consecutive days.

(iii) Suspension or Termination of Licensure: Tenant may terminate this Agreement if any material license for the operation of the Facility that has been issued in the name of Manager or Tenant is suspended, terminated or revoked for any reason other than the act or omission of Tenant, and such suspension, termination or revocation shall continue in effect after all appeals have been exhausted.

(iv) Casualty or Condemnation: Tenant may terminate this Agreement in the event Tenant permanently discontinues the operation of the Facility on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, all or a substantial part of the Facility.

(v) Termination Notice: At any time after the first (1st) anniversary of the Effective Date, Tenant may terminate this Agreement upon sixty (60) days prior written notice to Manager provided Tenant pays the Termination Fee to Manager prior to the effective date of termination. The Termination Fee shall be determined as of the effective date of such termination. For the purposes of this Agreement, “Termination Fee” shall mean an amount equal to the Prior Fees multiplied by the number that is the lesser of the number of months remaining on the Term (not including any additional extensions) and forty-eight (48). For the purposes of this Agreement, “Prior Fees” shall mean, as of the date of determination, the average of the monthly Fee paid by Tenant to Manager during the twelve (12) full calendar months immediately prior to such date.

(vi) Termination for Performance: At any time after the first (1st) anniversary of the Effective Date, Tenant may terminate this Agreement upon thirty (30) days prior written notice to Manager if the Net Operating Income for any calendar year following such first (1st) anniversary is less than eighty percent (80%) of the lesser of (a) the Net Operating Income as set forth in the Annual Budget for such calendar year and (b) the Net Operating Income for the Facility during the twelve (12) calendar months of the prior calendar year. For the purposes of this Agreement, “Net Operating Income” means: (x) Effective Gross Income of the Facility less (y) the sum of operating expenses. In addition to other operating expenses, for clarity, the following are expressly included among operating expenses: (1) insurance costs and expenses pertaining to the Facility, (2) real and personal property taxes or related governmental charges payable by or assessed against Manager, Tenant, or the Facility relating exclusively to the Facility (other than income or other taxes based on Manager’s or Tenants’ s receipt of income from the operation of the Facility), (3) any and all payments under personal property leases used in the operation of the Facility (but excluding payments relating to any real property lease(s)), (4) all fees paid by Tenant to Manager pursuant to this Agreement, and (5) all legal and accounting costs related to the Facility.

(vii) Default/Termination under Master Lease or Facility Loan Documents. Subject to the terms of any subordination and attornment agreement contemplated by Section 10 hereof, Tenant may terminate this Agreement if Owner terminates the Master Lease, and this Agreement shall terminate if (a) Owner exercises its right to terminate this Agreement following a default under the Master Lease or (b) any Facility Lender exercises its right to terminate this Agreement following a default under the Facility Loan Documents; provided, however, that Tenant shall be obligated to pay the Termination Fee to Manager if this Agreement is terminated pursuant to the terms of this subsection (vii) and such termination results from the fault of Tenant and/or any Affiliate of Tenant (as opposed to the fault of Manager, a Manager default hereunder, a condition caused by Manager or some other reason not caused by Tenant and/or any Affiliate of Tenant).

(viii) Other Defaults. Tenant may terminate this Agreement, upon ten (10) days prior written notice, in the event any other management agreement between Tenant (or an Affiliate of Tenant) and Manager (or an Affiliate of Manager) (such other management agreement, the “Other Terminated Management Agreement”) is terminated by Tenant (or its Affiliate); provided, however, that Tenant shall be obligated to pay the Termination Fee to Manager in connection with a termination of this Agreement pursuant to this subsection (ix) if (1) a termination fee was required to be paid in connection with the termination of the Other Terminated Management Agreement, or (2) the termination of the Other Terminated Management Agreement was the result of:

(A) a failure of Tenant or its Affiliate to maintain licenses required to be maintained pursuant to the terms of the Other Terminated Management Agreement (as contemplated by Section 9(a)(iii) hereof);

(B) the exercise of a termination election by Tenant in its sole discretion (as contemplated by Section 9(a)(v) hereof), or

(C) the exercise of rights of a landlord or lender pursuant to the terms of the master lease or facility loan documents to which the Other Terminated Management Agreement has been subordinated if a termination fee was required to be paid in connection therewith under such Other Terminated Management Agreement (as contemplated by Section 9(a)(vii) hereof).

(b) Termination by Manager:

(i) Breach: Manager may terminate this Agreement if Tenant breaches, in any material respect, this Agreement (except with respect to any event or condition set forth in subsections (iii) and/or (v) below) and fails to cure the same within thirty (30) days of written notice from Manager of the breach, provided if such default cannot be cured with the use of reasonable and diligent efforts within such 30-day period, Tenant shall have an additional thirty (30) days to cure so long as Tenant continuously and diligently pursues the same. Manager shall be deemed to have waived the right to terminate if the termination notice is not received by Tenant within ninety (90) days after its receipt of the notice of breach and no notice of termination shall be effective if the breach was previously cured. Notwithstanding anything to the contrary contained herein, Tenant shall be obligated to pay the Termination Fee to Manager if this Agreement is terminated by Manager pursuant to the terms of this subsection (i).

(ii) Bankruptcy or Dissolution: Manager may terminate this Agreement upon the occurrence of any Bankruptcy/ Dissolution Event with respect to Tenant. For purposes of this clause (ii), a “Bankruptcy/Dissolution Event with respect to Tenant” shall mean the commencement or occurrence of any of the following: If Tenant shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of Tenant’s assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors, or take advantage of any insolvency law, or if an order, judgment, or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Tenant as bankrupt or appointment a receiver, trustee, or liquidator of Tenant with respect to all or a substantial part of Tenant’s assets, and such order, judgment or decree shall continue in effect for any period of ninety (90) consecutive days.

(iii) Suspension or Termination of Licensure: Manager may terminate this Agreement if any material license for the operation of the Facility that has been issued in the name of Tenant or Manager is at any time suspended, terminated or revoked for any reason other than as a result of the acts or omissions of Manager, and such suspension, termination or revocation shall continue in effect after all appeals have been exhausted. Notwithstanding anything to the contrary contained herein, Tenant shall be obligated to pay the Termination Fee to Manager if this Agreement is terminated by Manager pursuant to the terms of this subsection (iii) as the result of a failure of Tenant to maintain the required licenses.

(iv) Casualty or Condemnation: Manager may terminate this Agreement in the event Tenant permanently discontinues the operation of the Facility on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, all or a substantial part of the Facility.

(v) Insufficient Funds: Manager may terminate this Agreement if the Facility is not generating sufficient revenue to pay the costs and expenses of the Facility that are Permitted Expenditures, there are insufficient funds in the Operating Account, and Tenant has failed, within five (5) business days of the expiration of the applicable Funding Cure Period, to deposit sufficient funds in the Operating Account to pay all such costs and expenses. Notwithstanding anything to the contrary contained herein, Tenant shall be obligated to pay the Termination Fee to Manager if this Agreement is terminated by Manager pursuant to the terms of this subsection (v).

(vi) Budget. Manager may terminate this Agreement at any time on five (5) business days written notice to Tenant if Manager has a reasonable basis to believe that any or all of the amounts set forth in any Annual Budget are not sufficient to allow Manager to operate the Facility for the applicable calendar year in compliance with the terms of this Agreement, unless Tenant adopts the operating budget then proposed by Manager for such year within such five (5) business day period.

(vii) Sale or Transfer. In the event Tenant sells, assigns, transfers or otherwise disposes of its interest in the Master Lease to an unaffiliated buyer or transferee (or there occurs a sale, transfer or other disposition, in one or more transactions, that results, directly or indirectly, in a change in control of Tenant), Manager may terminate this Agreement, effective the date of such transaction.

(viii) Default/Termination under Master Lease or Facility Loan Documents. Subject to the terms of any subordination and attornment agreement executed pursuant to the terms of Section 10 hereof, Manager may terminate this Agreement if Owner terminates the Master Lease, and this Agreement shall terminate if (a) Owner exercises its right to terminate this Agreement following a default under the Master Lease or (b) any Facility Lender exercises its right to terminate this Agreement following a default under the Facility Loan Documents; provided, however, that Tenant shall be obligated to pay the Termination Fee to Manager if this Agreement is terminated pursuant to the terms of this subsection (viii) and such termination results from the fault of Tenant (as opposed to the result of a Manager default hereunder, a condition caused by Manager or some other reason not caused by Tenant).

(ix) Other Defaults. Manager may terminate this Agreement upon ten (10) days prior written notice, in the event any other management agreement between Tenant (or an Affiliate of Tenant) and Manager (or an Affiliate of Manager) is terminated by Manager (or its Affiliate).

(c) Effect of Termination: Termination of this Agreement, or expiration of the Term as contemplated by Section 8, shall terminate all rights and obligations of the parties hereunder, except for any provision of this Agreement which is expressly described as surviving any expiration or termination of this Agreement. Such termination or expiration, however, shall not terminate the rights and obligations of the parties (including any compensation due to Manager under this Agreement) which accrued prior to the effective date of termination or expiration nor shall it prejudice the rights of either party against the other for any breach or Default under this Agreement. Upon termination or expiration of this Agreement, Tenant, in its sole discretion, may select another entity to succeed Manager, subject to approval by any applicable regulatory authorities (if required).

(d) Final Accounting: Upon the expiration of the Term or any other termination of this Agreement as herein provided, Manager shall (i) deliver to Tenant a final accounting within forty-five (45) days of such expiration or termination; (ii) surrender and deliver to Tenant possession of the Facility; (iii) surrender and deliver possession and control of the Accounts, and all rents and income (including resident security deposits) of the Facility and other monies of Tenant on hand and in any bank account as soon as reasonably practicable (but not later than five (5) business days after the effective date of such termination or expiration); (iv) deliver to Tenant, as received, any monies due Tenant under this Agreement but received after such termination or expiration as soon as reasonably practicable (but not later than five (5) business days after receipt); (v) deliver to Tenant all materials and supplies, keys, contracts and documents, and such other accounting papers and records pertaining exclusively to the Facility as Tenant shall request as soon as reasonably practicable; (vi) subject to Section 2(f), assign contract rights with respect to the Facility to Tenant as soon as reasonably practicable (but no later than five (5) business days after such termination or expiration); (vii) deliver to Tenant, or Tenant’s duly appointed agent, all other books and records, contracts, leases, resident’s agreements, receipts for deposits and unpaid bills relating exclusively to the Facility as soon as reasonably practicable (but no later than five (5) business days after such termination or expiration) which shall include access to all data files (either through the cloud or Manager’s servers); and (viii) reasonably cooperate with Tenant in good faith (but at no cost to Manager) with respect to the transition. The terms of this subsection (d) shall survive the expiration or termination of this Agreement.

(e) Cooperation During Term: If at any time during the Term of this Agreement, Tenant (or Owner), in it sole discretion, elects by written notice to Manager to become the licensed operator and, if applicable, Medicaid certified provider of the Facility, Manager shall use its commercially reasonable efforts to assist Tenant (or Owner, as applicable) in its efforts to apply for and acquire health care licenses required under Applicable Laws for the operation of the Facility in the name of Tenant and shall keep Tenant (and Owner, as applicable) fully informed of all efforts and status of said applications. In such event, Tenant and Manager will also enter into such amendments to this Agreement as may be reasonably necessary to allow Tenant (or Owner, as applicable), rather than Manager, to be the licensed operator of the Facility.

(f) Cooperation After Term:

(i) In the event this Agreement is terminated or expires, Manager shall reasonably cooperate with Tenant to ensure that operational responsibility for the Facility is transferred to Tenant or such other entity as may be designated by Tenant as soon as practicable, but not sooner than such time as either Tenant or Tenant’s designee is duly licensed to operate the Facility. In the event that neither Tenant nor such designee is duly licensed by the date on which this Agreement terminates or expires, then, to the extent required and permitted by Applicable Law, Manager shall enter into an interim operating agreement in form reasonably acceptable to Manager and Tenant, pursuant to which either Tenant or such designee shall be permitted to operate the Facility under Manager’s license until such time as a new license is issued to Tenant or such designee; provided, however, such interim operating agreement shall, at a minimum, include an appropriate indemnity to Manager from a creditworthy entity from any liability Manager may incur as a result of the operation of the Facility under its license. Such interim operating agreement shall also provide, at Tenant’s request, that Manager enter into an agreement with Tenant that shall provide that Tenant shall lease the Facility Employees from Manager for up to sixty (60) days after such termination or expiration at cost.

(ii) Manager shall, for a period of thirty (30) days after expiration or termination of this Agreement, make itself reasonably available, at no cost to Tenant or Manager, to answer questions regarding the prior operation and maintenance of the Facility and the transfer of accounts and accounting systems. For a period of five (5) years following the expiration or termination of this Agreement, Manager (at Tenant’s sole cost and expense) shall reasonably cooperate with Tenant with respect to any third party claim arising out of events that occurred at the Facility during the Term.

(iii) As of the expiration or termination of this Agreement, Tenant or its designee may, with respect to each then current Facility Employee (whether directly employed by Manager or leased by Manager from an Affiliate), either (x) offer such employee employment with Tenant or such designee or (y) inform Manager that Tenant does not intend to offer employment to such employee, in which case, Manager (or Manager’s Affiliate, as applicable) may continue to employ such Facility Employee or terminate such Facility Employee’s employment. For those Facility Employees hired by Tenant or its designee upon termination of this Agreement, Tenant (or such designee) will credit such employees with all vacation, paid time off, or other leave benefits that such employees had earned and accrued but not yet used while employed by Manager (or its Affiliate) and Manager shall pay Tenant (or Tenant’s designee) a cash amount for such as of the date of expiration or termination of this Agreement.

(iv) Survival: The terms of this subsection (f) shall survive the expiration or termination of this Agreement.

10. Subordination of Management Agreement: Manager agrees to execute upon request in favor of Owner, and/or any Facility Lender, (i) a subordination and attornment agreement in favor of Owner with customary provisions and in a form reasonably acceptable to Tenant and Manager; and (ii) a consent to collateral assignment of management agreement and other customary agreements required by Tenant, Owner or such Facility Lender in connection with the Master Lease and/or the Facility Loan Documents, in each case in form reasonably acceptable to Manager and the applicable counterparty, which agreement shall include, without limitation, customary subordination provisions, representations and covenants by Manager.

11. Proprietary Materials: Those separate forms and operating procedures developed and employed by Manager in the performance of this Agreement are proprietary in nature and shall remain the property of Manager, provided that to the extent such forms are in use at the Facility as of termination or expiration of this Agreement, Manager hereby grants Tenant and its designee a license to continue to use and modify such forms exclusively in the operation of the Facility, provided any derivative works shall remain the property of Manager. The terms of this Section 11 shall survive the expiration or termination of this Agreement.

12. Eligible Independent Contractor: Manager represents and warrants (i) that the management fee payable under this Agreement is an arm’s length management fee that provides adequate compensation for Manager’s services hereunder and (ii) that, as of the Effective Date, Manager is an Eligible Independent Contractor. Throughout the Term, (i) Manager shall maintain such Eligible Independent Contractor status, and (ii) Manager shall not cause the Facility to fail to qualify as “qualified health care property” as defined in Section 856(e)(6)(D)(i) for purposes of Section 856(d)(8)(B) and Section 856(d)(9) of the Code. Manager shall, from time to time, provide to Tenant information requested by Tenant (including a certificate, dated as of the date of this Agreement and executed by an officer of Manager’s direct or indirect parent entity, that Tenant’s direct or indirect parent entities may rely on in connection with opinions regarding whether such entities qualify as a REIT) to allow Tenant to confirm Manager’s status as an Eligible Independent Contractor and the Facility’s status as a qualified health care property. If Manager or any Affiliate of Manager becomes aware that Manager may no longer constitute an Eligible Independent Contractor or the Facility may no longer be a qualified health care property, then Manager shall promptly (but in any event within five (5) days) so notify Tenant. This Section 12 shall apply for so long as the Facility is owned by an entity, or through an ownership structure, that is subject to REIT tax requirements.

13. REIT Status: Manager acknowledges that: (i) Tenant (or Tenant’s direct or indirect owner) intends to qualify as a “taxable REIT subsidiary” under the Code, (ii) one or more of Tenant’s direct or indirect parent entities intend to qualify as REITs and (iii) Tenant and its direct or indirect owners therefore are subject to operating and other restrictions under the Code. Notwithstanding anything to the contrary in this Agreement, if Tenant determines that this Agreement or Manager’s operation of the Facility under this Agreement could jeopardize Tenant’s (or Tenant’s owner’s) qualification as a taxable REIT subsidiary or the qualification of Tenant’s direct or indirect parent as a REIT, Manager shall reasonably cooperate with Tenant to revise this Agreement or restructure this arrangement so that Tenant is satisfied with such qualification; provided, that (a) any such actions shall be completed at no additional cost to Manager and (b) the economic terms of this Agreement shall not be materially modified or changed. If Tenant and Manager cannot take actions to the satisfaction of Tenant to protect such tax status, Tenant shall have the right to terminate this Agreement upon thirty (30) days notice to Manager. This Section 13 shall apply for so long as the Facility is owned by an entity or through an ownership structure that is subject to REIT tax requirements.

14. Assignment: This Agreement may not be assigned or transferred by either of Manager or Tenant to any Person without the prior written consent of the other party hereto, except that (i) either party may assign or transfer this Agreement and its rights and obligations hereunder to an Affiliate of Fortress Investment Group LLC (“Fortress”) or any fund managed by Fortress (provided that the transferring party shall remain liable for all of its obligations hereunder; and, provided, further, that the transferee of Manager shall hold all licenses and certifications necessary for the lawful operation of the Facility, (ii) subject to the terms of Section 9(b)(vii), in connection with the sale, assignment, transfer or other disposition of Tenant’s interest in the Master Lease, Tenant may assign this Agreement to any such transferee, and (iii) subject to the terms of Section 10 hereof, Tenant may, on notice to but without the need to secure the consent of Manager, assign this Agreement as collateral security for any debt secured by the Facility. Notwithstanding the foregoing, Manager shall not assign or otherwise transfer this Agreement if the assignee would not qualify as an Eligible Independent Contractor or such assignment would violate Section 13.

15. Attorney’s Fees: In the event either party brings an action to enforce this Agreement, the prevailing party in such action shall be entitled to receive costs and reasonable attorney’s fees incurred by it in such amount as a court may deem reasonable, whether at trial or appellate court level. The terms of this Section 13 shall survive the expiration or termination of this Agreement.

16. Confidentiality: All nonpublic information provided by one party to the other party (the “Receiving Party”) pursuant to or relating to this Agreement shall be kept confidential by the Receiving Party; provided, however, that the Receiving Party shall be permitted to disclose any such information to its Affiliates and its and their respective employees, officers, directors, managers, agents and advisors and shall be permitted to disclose any such information as required by Applicable Law or stock exchange rule or by mutual agreement of the parties hereto; in each instance such persons receiving any confidential information shall be subject to this confidentiality provision and shall be notified accordingly. The covenants confirmed herein shall continue for three (3) years after the termination of or expiration of this Agreement.

17. Notices: All notices, demands and other communications which may be or are required to be given hereunder or with respect hereto shall be in writing and shall be deemed to have been duly given if delivered (a) personally, (b) by overnight courier service, (c) by United States registered mail, postage prepaid, or (d) via electronic mail, in each case directed to the respective parties as follows, or to such other address as either party may, from time to time, designate by notice pursuant to this Section 15. Notices sent by personal delivery, overnight courier and electronic mail shall be deemed given when delivered, and notices sent by United States registered mail shall be deemed given four (4) business days after the date of deposit in the United States mail:

MANAGER

Willow Park Management LLC

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attn: Andrew White

Phone: (212) 479-5271

Fax: (212) 798-6070

E-mail: awhite@fortress.com

TENANT Willow Park Leasing LLC c/o Fortress Investment Group LLC 1345 Avenue of the Americas, 46th Floor New York, NY 10105 Attn: Brian Sigman Phone: (212) 479-5343 E-mail: bsigman@fortress.com

18. Entire Agreement; Binding Nature: This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all other agreements between the parties relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees as provided in this Agreement.

19. No Waiver: No waiver by either party of any breach of the other party or of any event, circumstance or condition permitting a party to terminate this Agreement or to otherwise exercise remedies shall constitute a waiver of any other default of the other party or of any other event, circumstance or condition permitting such termination or exercise of remedies, whether of the same or of any other nature or type and whether preceding, concurrent or succeeding; and no failure on the part of either party to exercise any right it may have by the terms hereof or by law upon the default of the other party and no delay in the exercise of such right shall prevent the exercise thereof by the party not in breach at any time when the other party may continue to be so in default, and no such failure or delay and no waiver of default shall operate as a waiver of any other default, or as a modification in any respect of the provisions of this Agreement. The subsequent acceptance of any payment or performance pursuant to this Agreement shall not constitute a waiver of any preceding default by a party not in breach or of any preceding event, circumstance or condition permitting termination hereunder, other than default in the payment of the particular payment or the performance of the particular matter so accepted, regardless of the knowledge of the party not in breach of the preceding breach or the preceding event, circumstance or condition, at the time of accepting such payment or performance, nor shall the acceptance by the party not in default of such payment or performance after termination constitute a reinstatement, extension or renewal of this Agreement or revocation of any notice or other act by the party not in breach.

20. Severability: If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to the persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby; and, each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

21. Governing Law: THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISION OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICABLE OF ANY OTHER LAW OTHER THAN THAT OF THE STATE OF NEW YORK.

22. Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the parties, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. This Agreement may be delivered by facsimile or email transmission. This Agreement shall be effective if each party hereto has executed and delivered at least one counterpart hereof.

23. Employee Obligations: Notwithstanding anything to the contrary contained herein, Manager may fulfill its obligations under this Agreement regarding employees by leasing any or all of such employees from an Affiliate, provided that the economic terms of such a leasing arrangement are consistent with the amounts allocated to personnel expenses qualify as Permitted Expenditures.

24. Force Majeure: Notwithstanding anything to the contrary contained herein, neither party will be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including, without limitation, strikes, shortages, war, acts of God or any statute, regulation or rule of federal, state or local government or agency thereof.

25. Relationship of the Parties: The relationship of the parties shall be that of a principal and independent contractor and all acts performed by Manager during the Term shall be deemed to be performed in its capacity as an independent contractor. Nothing contained in this Agreement is intended to or shall be construed to give rise to or create a partnership or joint venture or lease between Tenant, its successors and assigns on the one hand, and Manager, its successors and assigns, on the other hand.

26. Construction: Each of the parties acknowledges and agrees that it has participated in the drafting and negotiation of this Agreement. Accordingly, in the event of a dispute with respect to the interpretation or enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor either party hereto.

27. Consents: Except as otherwise specifically provided herein, in any instance that consent of any party is required hereunder, such consent shall not be unreasonably withheld, conditioned or delayed by the party having such consent right.

28. Withholding Taxes and State Income Tax Returns: Manager confirms that: (a) Tenant is not required to withhold taxes from any amounts payable to Manager under this Agreement under the Code; (b) to the extent required by law, to exempt Tenant from withholding on payments to Manager, Manager shall promptly deliver a Form W-9 to Tenant dated as of the date of this Agreement (and shall update such form as necessary or upon request); and (c) Manager files, or is included in state income tax returns filed by Manager’s direct or indirect parent and such entity files, state income tax returns in each state where Manager, directly or indirectly or through its subsidiaries, leases or operates any property owned by Owner or its Affiliates.

29. Certain Definitions:

(a) “Affiliates” means a person that, directly or indirectly, controls or is controlled by, or is under common control with, the person specified.

(b) “Applicable Law(s)” means all statutes, laws, ordinances, rules, regulations, requirements, judgments, orders and decrees of any Governmental Authority including, without limitation, any requirement(s) or standard of any agency or other Governmental Authority required for any party to maintain licensure or certifications.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to Code Sections include any similar or successor provisions thereto.

(d) “Eligible Independent Contractor” means a person that satisfies the following requirements, at all times while they are a party to this Agreement or while their status as an Eligible Independent Contractor is relevant under this Agreement (except as specifically set forth in subsection (iii) below):

(i) Such person does not own, directly or indirectly (for purposes of Code Section 856(d)), more than 35% of the shares of Tenant, Owner or any Affiliate of Tenant or Owner;

(ii) Not more than 35% of the total combined voting power (or value) or the total shares of such person’s stock is owned, directly or indirectly, by one or more persons that own 35% or more of the shares of Tenant, Owner or any Affiliate of Tenant or Owner; provided, that, for any class of stock of Tenant, Owner or any Affiliate of Tenant or Owner that is regularly traded on an established securities market, only persons owning, directly or indirectly, more than 5% of such class of stock (for purposes of Code Section 856(d)) shall be taken into account as owning any stock of such class (but all of the outstanding stock of such class shall be considered outstanding in order to compute the denominator for purposes of determining the applicable percentage of ownership);

(iii) Such person or a person related (for purposes of Code Section 856(d)) to such person is actively engaged in the trade or business of operating qualified health care facilities (as defined in Code Section 856(e)) for any person that is not related to Tenant or Owner or any of their Affiliates at the time such person enters into this Agreement or other service contract with respect to the Facility;

(iv) None of Tenant, Owner or any related person (for purposes of Code Section 856) thereto derives any income from such person, any Affiliate of such person or any entity in which such person owns a direct or indirect interest (such person, such Affiliates and such entities, the “Manager Group”) without the prior written consent of Tenant, which Tenant may grant or withhold in its sole and absolute discretion;

(v) To the extent that any of Tenant, Owner or any related person (for purposes of Code Section 856) derives income from any direct or indirect owner of Manager or any entity that has a common parent with Manager, such owner or entity shall keep its own books and records, operate as a separate entity from its Affiliates and have, or its direct or indirect parent shall have, its own officers and employees; and

(v) Such person otherwise qualifies as an “eligible independent contractor” for purposes of Code Section 856.

(e) “Facility Lender” means Oak Grove Commercial Mortgage, LLC, a Delaware limited liability company, its successors and assigns, or any other lender pursuant to a loan made by such lender to Owner or Tenant on or after the Effective Date, which loan is secured by the Facility.

(f) “Facility Loan Documents” means any agreement, document or other instrument evidencing or securing debt obligations of Owner and/or Tenant to Facility Lender, which debt obligations are secured by the Facility, but only to the extent (i) Manager has received written notice of, and an opportunity to consult and comment on, such obligations prior to the imposition of such obligations and (ii) such obligations are reasonable and customary for facilities similar to the Facility; provided in no event shall Manager be in default hereunder for any failure to comply with financial covenants imposed pursuant to any such agreement, document or instrument. The Facility Loan Documents existing as of the Effective Date are approved by Manager.

(g) “Governmental Authority” means (i) any government or political subdivision thereof, whether foreign or domestic, national, state, county, municipal or regional; (ii) any agency or instrumentality of any such government, political subdivision or other government entity (including any central bank or comparable agency); and (iii) any court, in each case to the extent having jurisdiction over the Facility, the Tenant or the Manager, as applicable.

(h) “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the US accounting profession), which are applicable to the circumstances as of the date of determination.

(i) “Person” means any individual, sole proprietorship, joint venture, corporation, partnership, governmental body, regulatory agency or other entity of any nature.

(j) “REIT” means a “real estate investment trust” within the meaning of Code Sections 856 through 860.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

MANAGER		TENANT

WILLOW PARK MANAGEMENT LLC, a Delaware limited liability company		WILLOW PARK LEASING LLC, a Delaware limited liability company

By:	/s/ Andrew White	By:	/s/ Brian Sigman
Name:	Andrew White	Name:	Brian Sigman
Title:	Chief Executive Officer, President & Secretary	Title:	Chief Financial Officer

Date:	July 5, 2012	Date:	July 5, 2012

Willow Park Management Agreement

Schedule 2(l)

Monthly Reports

(a) balance sheet as of month end (including current month, prior month, and period to period change);

(b) detailed profit and loss statement, showing monthly and year-to-date comparisons to Annual Budget, with summary explanation of any material variances from the Annual Budget;

(c) 12-month profit and loss trend report;

(d) rent roll as of month end;

(e) resident day calculation report;

(f) general ledger;

(g) cash disbursements journal;

(h) cash receipts journal;

(i) incident reports; and

(j) such other reports as are required by applicable law by, or customarily required or requested by a reporting company under the Securities Exchange Act of 1934, or as otherwise reasonably requested by Tenant.

2

Schedule 2(m)

2012 Annual Budget

See attached.

3

Schedule 6

Required Insurance

Manager Paid Insurance, in each case with respect to off-site employees:

•	PL/GL

•	EPLI

•	D&O

•	E&O

•	Crime & Fiduciary

•	Workers Compensation

Owner / Tenant Paid Insurance

•	Property

•	PL/GL

•	Auto

•	D&O

•	E&O

•	Crime & Fiduciary

•	Workers Compensation

4